EXHIBIT 23.1

[ERNST & YOUNG LLP LOGO]

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of JMG Exploration, Inc. (“the Company”), of our report dated March 23, 2006.  This report relates to the financial statements which appear in the annual report of the Company on Form 10-K for the year ended December 31, 2006, filed on April 6, 2006.

(signed) Ernst & Young LLP

Chartered Accountants

Calgary, Canada
June ___, 2006